Exhibit 21.1

LIST OF SUBSIDIARIES

DARKPULSE, INC.

DarkPulse, Inc., a Delaware corporation, has the following subsidiaries:

1.	DarkPulse Technologies FZCO, a company incorporated in Dubai, UAE (wholly-owned).
2.	DarkPulse Portugal Lda, a company incorporated in Lisbon, Portugal (wholly-owned).
3.	DarkPulse Manufacturing Inc. (formerly TJM Electronics West, Inc.), an Arizona corporation (wholly-owned) (no longer providing products or services; manufacturing contracted through Sanmina Corp).
4.	Optilan India Pvt Ltd, a company located in Navi-Mumbai, India (wholly-owned).
5.	Optilan Communications & Security Systems Ltd, a company located in Ankara, Turkey (wholly-owned).
6.	Remote Intelligence, Limited Liability Company, a Pennsylvania limited liability company (60% owned) (no longer providing services; service offerings now provided by TerraData Unmanned).
7.	Wildlife Specialists, LLC, a Pennsylvania limited liability company (60% owned) (no longer providing services; service offerings now provided by TerraData Unmanned).
8.	TerraData Unmanned, PLLC, a Florida limited liability company (60% owned).
9.	DarkPulse UK Ltd, a company incorporated in the United Kingdom (wholly-owned).